Exhibit 10.27

409A Amendment to the
Simmons First Bank of Hot Springs
Executive Salary Continuation Agreement for
David Bartlett

Simmons First Bank of Hot Springs ("Bank") and David Bartlett ("Executive") originally entered into the Simmons First Bank of Hot Springs Executive Supplemental Retirement Plan Executive Agreement on September 25, 2001, which was subsequently amended and restated as an Executive Salary Continuation Agreement ("Agreement") on January 1, 2006. Pursuant to Subparagraph VIII (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2006.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph III (E), "Separation from Service", shall be deleted in its entirety and replaced with the following Subparagraph III (E)

Separation from Service:

Separation from Service shall mean the Executive has experienced a termination of employment with the Employer. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Employer and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

2.	Subparagraph III (G), "Change of Control", shall be deleted in its entirety and replaced with the following Subparagraph III (G):

Change in Control:

"Change in Control" shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

3.	Subparagraph IV (B), "Termination of Employment", shall be deleted in its entirety and replaced with the following Subparagraph IV (B):

Termination of Employment:

Should an Executive suffer a Termination of Employment the Executive shall be entitled to the full benefit as state in Subparagraph IV (A) in the same form and with the same timing, except that payments shall commence thirty (30) days following the Executive's Normal Retirement Age or in accordance with the Restriction on Timing of Distribution.

4.	Subparagraph IV (E), "Disability Benefit", shall be deleted in its entirety and replaced with the following Subparagraph IV (E):

Disability Benefit:

In the event the Executive becomes Disabled, he shall be entitled to receive the benefits in Subparagraph IV (A) above in the same form and with the same timing, except that payments shall commence thirty (30) days following said Disability. Such benefit shall begin without regard to the Executive's Normal Retirement Age and the Executive shall be one hundred percent (100%) vested in the entire benefit amount.

5.	Subparagraph VIII (K), "Permissible Acceleration Provision", shall be deleted in its entirety and replaced with the following Subparagraph VIII (K):

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

6.             A new Subparagraph VIII (M) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)
the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Cindy Baswell		/s/ David Bartlett
For the Bank SFBHS B VP		David Bartlett

Date	12-11-08	Date	Dec. 11, 2008